Exhibit 10.52

Grand Canyon & Fluorescent Lake full-pass distribution decision

Party A: Yishui Underground Fluorescent Lake Tourism Development Co., Ltd

Party B: Shandong Longkong Travel Development Co., Ltd

Where as:

The price of admittance pass of Grand Canyon and Fluorescent Lake are RMB 76 and RMB 68 Yuan respectively. The full pass for above two tourist attractions is at a price of RMB 118 Yuan. Grand Canyon accounts for 53%, equal to RMB 62 Yuan; Fluorescent Lake accounts for 47%, equal to RMB 56 Yuan.

According to the each attraction’s scale and the market value, above both parties reach a full pass distribution agreement through a friendly consultation. The decision is as following:

The full pass sold in Fluorescent Lake, the part of the Fluorescent Lake portion (RMB 56 Yuan) shall belong to Fluorescent Lake, the part of Grand Canyon portion (RMB 62 Yuan) which in an amount of RMB 20 Yuan shall be put in Fluorescent Lake account as income, the rest part which in an amount of RMB 42 Yuan shall be put in Grand Canyon account as income;

The full pass sold in Grand Canyon, the full amount of the Grand Canyon portion (RMB 62 Yuan) shall belong to Grand Canyon; the part of Fluorescent Lake portion (RMB 56 Yuan), which in an amount of RMB 46 Yuan shall be put in Grand Canyon account as income, the rest part which in an amount of RMB 10 Yuan shall be put in Fluorescent Lake account as income.

Party A: Yishui Underground Fluorescent Lake Tourism Development Co., Ltd (sealed)
Date: Feb-10, 2010

Party B: Shandong Longkong Travel Development Co., Ltd (sealed)
Date: Feb-11, 2010